Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-2 of CION Investment Corporation (the “Company”) of our reports dated March 11, 2026, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025. We also consent to the use in such Registration Statement of our report dated March 11, 2026, relating to the senior securities table appearing elsewhere in such Registration Statement.

We also consent to the reference to our firm under the headings "Experts" in such Registration Statement.

/s/ RSM US LLP

New York, New York

July 15, 2026